EXHIBIT 10.1

PULSE BIOSCIENCES, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is entered into effective as October 5, 2016 by and between Darrin R. Uecker (“Executive”) and Pulse Biosciences, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Parties entered into an employment agreement dated September 8, 2015 (the “Employment Agreement”);

WHEREAS,  the Parties desire to amend certain provisions of the Employment Agreement related to stock option grants and provide for the payments of a cash bonus to Executive in connection with a change of control of the Company under certain conditions.

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, including Executive’s eligibility to receive a cash bonus in connection with a change of control of the Company, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.Section 3(g) of the Employment Agreement, titled “IPO Options,” is hereby amended and restated in its entirety as follows:

“g()IPO Equity.

(i)IPO Options. Promptly upon and subject to the approval of a new Company equity incentive plan (the “New Plan”) by the Company’s stockholders,  the Company will recommend to the Board to take appropriate action to grant to Executive an option under the New Plan, which to the greatest extent possible will be an incentive stock option under Section 422 of the Code (the “IPO Option”), to acquire 187,286 shares of common stock of the Company, which is equal to 3% of the fully diluted capital of the Company as of the consummation the exercise of the overallotment option granted in the initial public offering. Subject to the terms and conditions of the New Plan, the IPO Option will have an exercise price per share equivalent to the closing price of a share of common stock of the Company in the public market on the grant date. The IPO Option will vest upon grant equal to that number of shares that would have vested had the option been granted and vesting commenced on the Executive’s hire date and 1/48th monthly thereafter through the fourth anniversary of the Executive’s hire date, subject to Executive’s continued service to the Company through each vesting date, with provision for accelerated vesting in the event of a Change of Control, and exercisable through the tenth anniversary of the grant date.  This IPO Option will be subject to the option grant agreement and the Company’s standard terms and conditions under the New Plan.  Executive understands that Executive must remain a service provider of the Company through the date the IPO Option is granted in order to receive the IPO Option.  Additionally, if Executive receives a Change of Control Bonus (as defined below), Executive’s right to the IPO Option will terminate and this Section 3(g) will be of no further force or effect.

(ii)Deferral Grant.    Promptly upon and subject to the approval of the New Plan, in consideration for the deferral of the IPO Option, Executive will receive a grant of shares of restricted stock (the “Deferral Grant”) equal to the value of the number of shares underlying the IPO Option multiplied by the difference between the IPO Option exercise price per share and $4.00 (Restricted Shares = (187,286 x (IPO Option Exercise Price - $4.00)) / IPO Option Exercise Price).    If the IPO Option exercise price is equal to or below $4.00 per share, then a Deferral Grant will not be made.  The Deferral Grant will vest upon grant equal to that number of shares that would have vested had the option been granted and vesting commenced on the Executive’s hire date and the remainder will vest semi-annually thereafter on March 1st and September 1st through September 1, 2019, subject to Executive’s continued service to the Company through each vesting date, with provision for accelerated vesting in the event of a Change of Control.  This IPO Option will be subject to the grant agreement and the Company’s standard terms and conditions under the New Plan.  Executive understands that Executive must remain a service provider of the Company through the date the IPO Option is granted in order to receive the IPO Option.  Additionally, if Executive receives a Change of Control Bonus (as defined below), Executive’s right to the IPO Option will terminate and this Section 3(g) will be of no further force or effect.”

a.Taxes.  Taxes associated with the vesting of the Deferral Grant shares, to the extent an IRC Sec 83(b) election has not been made, may be settled directly by the Executive or through surrender of shares back to the Plan in which case the value of the shares surrendered will be remitted by the Company on behalf of the executive.

2.The following paragraph will be inserted into the Employment Agreement as Section 3(h):

“(h)Change of Control Bonus.  If the Company experiences a Change of Control prior to the date that the IPO Option is granted to Executive, and Executive remains an employee of the Company through the date of the Change of Control (the “Closing Date”), Executive will be entitled to receive a cash bonus upon the Change of Control (the “Change of Control Bonus”) equal to the following amount:

•The sum of (i) (A) the Per Share Consideration (as defined below) less (B) $4.00, multiplied by (ii) 187,286.

The Change of Control Bonus will be distributed to Executive, less applicable withholdings, as soon as practicable on or after the Closing Date, but in no event later than thirty days following the Closing Date.  Notwithstanding the foregoing, any portion of the Change of Control Bonus related to Post-Closing Payments (as defined below) will be paid to Executive if and when paid to the Company’s common stockholders (and subject to the same terms and conditions as apply to the Company’s common stockholders generally).  If Executive is eligible to receive a Change of Control Bonus as of the Closing Date, Executive will also be entitled to Executive’s allocation of any Post-Closing Payments regardless of whether Executive is  an employee of the Company on the date any such Post-Closing Payments are made, subject to the preceding sentence.

The Board will have the power to determine whether the conditions to receive the Change of Control Bonus are satisfied in its sole and absolute discretion.  For the avoidance of doubt, if the IPO Option is granted prior to the occurrence of a Change of Control, Executive’s right to the Change of Control Bonus will terminate and this Section 3(h) will be of no further force or effect.”

3.The following paragraph will be inserted into the Employment Agreement as Section 10(h):

“(h)Per Share Consideration.  For purposes of this Agreement, “Per Share Consideration” is an amount equal to (i) the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holder of one share of the Company’s common stock in connection with a Change of Control, including amounts distributed after the closing of the Change of Control pursuant to any escrow, earn-out or other similar arrangement (the “Post-Closing Payments”), minus (ii) the repayment of all Company debt outstanding and all costs and fees associated with the transaction, other than the Change of Control Bonus arising from this Agreement.  For purposes of clarity, the Change of Control Bonus arising from this Agreement will not be considered an outstanding debt or cost or fee associated with the transaction.  However, Change of Control bonus payments that do not arise under this Agreement will be considered an outstanding debt or cost or fee associated with the transaction.  The fair market value of any securities or other assets or property available for distribution to the holder of one share of the Company’s common stock in connection with a Change in Control will be determined on the same basis on which such securities or other assets or property were valued in such Change of Control.  The Board will have the power to determine the amount of Per Share Consideration in its sole and absolute discretion.

4.Full Force and Effect.  To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5.Entire Agreement.  This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, respectively.  This Amendment may be amended at any time only by mutual written agreement of the Parties.

6.Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

7.Governing Law.  This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the date set forth above.

PULSE BIOSCIENCES, INC.EXECUTIVE

/S/ Brian B. Dow/s/Darrin R. Uecker

By:Brian B.  Dow,

Senior Vice President and

Chief Financial Officer

Date:October 5, 2016_________________  Date October 5, 2016_________________